Exhibit 21



Pioneer Railcorp Subsidiaries:

  Alabama & Florida Railway Co., Inc.
  Alabama Railroad Co.
  Decatur Junction Railway Co.
  Fort Smith Railroad Co.
  Indiana Southwestern Railway Co.
  Keokuk Junction Railway Co.
  Michigan Southern Railroad Company.
  Midwest Terminal Railway Company
  Mississippi Central Railroad Co.
  Pioneer Air, Inc.
  Pioneer Industrial Railway Co.
  Pioneer Railroad Equipment Co., Ltd.
  Pioneer Railroad Services, Inc.
  Pioneer Resources, Inc.
  Shawnee Terminal Railway Company
  The Garden City Western Railway, Inc
  Vandalia Railroad Company
  West Michigan Railroad Co.